UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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PMFG, INC.

(Name of Registrant as Specified In Its Charter)

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14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

October 16, 2014

Dear PMFG Stockholder:

Over the past year, we have made a number of changes to our governance structure and have taken steps to bring new insight onto the Board of Directors. Sherrill Stone, our former Chairman of the Board retired in January of this year after over 50 years of service to the Company. Sherrill was a critical member of our Company’s leadership team for many years, providing the Board and management with a deep knowledge of our industry, customers and suppliers. His service on the Board will be missed. With Sherrill’s retirement, I was appointed by the Board to serve as Chairman, coinciding with the appointment of Robert McCashin to serve as Lead Independent Director. The role of the Lead Independent Director is explained in greater detail in the proxy statement.

In June of this year we entered into discussions with a stockholder group formed for the purpose of challenging and redirecting the strategy of the Company. At the time we initiated discussions, the stockholder group owned a little over five percent of the outstanding common stock. After discussion with representatives of the stockholder group, as well as other stockholders, we negotiated and entered into an agreement with this stockholder group. As part of this agreement, we increased the size of the Board from six to seven and appointed two new directors. Mr. Charles Gillman was appointed to fill the vacancy resulting from the retirement of Mr. Stone. Dr. Kenneth Shubin Stein, MD, CFA, was appointed to fill the vacancy created by the expansion of the Board. The Company’s Board and leadership team welcome Mr. Gillman and Dr. Shubin Stein and look forward to their insights.

In 2013, the Board adopted a number of changes in compensation and governance practices. The changes included termination of the Company’s rights plan, instituting performance-based equity incentive compensation, eliminating single trigger change in control payments, establishing policies prohibiting or restricting hedging and pledging of Company stock, implementing stock holding and ownership guidelines, adopting a clawback policy and adopting a director resignation policy. Because of the timing of certain of those changes they had a greater impact on how the Company established the Fiscal 2014 compensation program then on the Fiscal 2013 compensation reported in last year’s proxy statement. We believe these changes in compensation and governance practices more closely align the interests of our Board and executive officers with the interests of our stockholders.

We view this proxy statement as an important communication opportunity. We encourage you to read the entire proxy statement to fully understand the significant changes that have been made before casting your vote. We also want to encourage you to communicate with us regarding your concerns. We promise to continue working with our stockholders to stay aligned with your interests.

We look forward to seeing you at the meeting on November 20th.

Very truly yours,

Peter J. Burlage

Chairman of the Board

We hope that you will plan to attend the annual meeting. It is important that your shares be represented. Please vote using the Internet or telephone procedures described on the proxy card or sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope. This proxy statement and the proxy card are accessible on the Internet to those stockholders entitled to vote at the annual meeting at www.envisionreports.com/PMFG.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 20, 2014

The 2014 Annual Meeting of Stockholders of PMFG, Inc. will be held on November 20, 2014, beginning at 9:00 a.m., central standard time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254. The Annual Meeting will be held for the following purposes:

•	to elect two directors to serve until the 2017 Annual Meeting of Stockholders;

•	to conduct an advisory vote on the compensation of our named executive officers;

•	to ratify the appointment of Grant Thornton, LLP as the Company’s independent auditor for the fiscal year ending June 27, 2015; and

•	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Information concerning the matters to be voted upon at the Annual Meeting is set forth in the enclosed proxy statement. If you were a stockholder as of the close of business on October 1, 2014, you are entitled to notice of, and to vote at, the Annual Meeting. Also enclosed is the Company’s Annual Report for the fiscal year ended June 28, 2014.

You are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person, please know that we desire to have maximum representation of our stockholders at the Annual Meeting and respectfully request that you vote your shares by using the Internet or telephone procedures described on your proxy card or by completing, signing, dating and promptly returning the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

We look forward to hearing from you.

By Order of the Board of Directors,

Ronald L. McCrummen

Corporate Secretary

Dallas, Texas

October 16, 2014

YOUR VOTE IS IMPORTANT

Please vote early, even if you plan to attend the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 20, 2014

This proxy statement and the proxy card are accessible on the Internet to those stockholders entitled to vote at the Annual Meeting at www.envisionreports.com/PMFG.

PMFG, INC.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

PROXY STATEMENT

We are furnishing you with this proxy statement on behalf of our Board of Directors of PMFG, Inc. (the “Board”) to solicit proxies for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournment or postponement thereof. This proxy statement includes information about the matters that will be discussed and voted on at the Annual Meeting and provides you with updated information about the Company. This proxy statement and the enclosed proxy card are first being mailed to our stockholders on or about October 16, 2014. As used in this proxy statement, the terms “PMFG,” “Company,” “we,” “us,” and “our” refer to PMFG, Inc.

The Annual Meeting will be held on November 20, 2014, beginning at 9:00 a.m., central standard time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

This proxy statement is furnished to holders of our common stock as part of the solicitation of proxies by our Board in connection with the proposals to be presented at the Annual Meeting. Our Board has set October 1, 2014 as the record date (the “Record Date”) for the Annual Meeting. Only holders of our common stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 21,261,980 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

At the Annual Meeting, you will be asked to consider and vote on the following proposals:

•	To elect two directors to serve until the 2017 Annual Meeting of Stockholders;

•	To conduct an advisory vote on the compensation of our named executive officers;

•	To ratify the appointment of Grant Thornton, LLP as our independent auditor for the fiscal year ending June 27, 2015 (“Fiscal 2015”); and

•	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Currently, we are not aware of any other matters to be presented for stockholder action at the Annual Meeting. Our Board recommends that you vote your shares as follows:

•	“FOR” the election of each of the two director nominees named herein;

•	“FOR” the approval of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of Grant Thornton as our independent auditor for Fiscal 2015.

GOVERNANCE

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in the Company. Consistent with these guiding principles, the Company has established corporate governance policies, including:

•	a code of conduct applicable to all of the Company’s non-employee directors, executive officers and employees;

•	a policy to address complaints regarding accounting, internal controls or auditing matters;

•	a policy regarding stockholder communications with the Board and individual directors;

•	a policy regarding director candidate recommendations by stockholders; and

•	written charters for each of the Board’s standing committees.

The Company’s code of conduct, various governance policies and committee charters are available on the “Corporate Governance” page of the “Investors” section of the Company’s website at www.peerlessmfg.com. The Company will post information regarding any amendments to, or waivers of, any provisions of its corporate code of conduct on the “Corporate Governance” page of the “Investors” section of its website. These documents also are available upon written request to the Corporate Secretary, PMFG, 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

Election of Directors

The Board is elected by stockholders to oversee their interest in the long-term health and overall success of the Company’s business and its financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Election Process and Voting Standard

The Company’s bylaws provide that the number of directors shall be determined by the Board, which has set the number at seven. The Company’s bylaws also provide for three classes of directors that are elected to serve a term of three years. There are no limits on the number of terms a director may serve because term limits may cause the loss of experience and expertise important to the optimal effectiveness of the Board. However, to ensure that the Board remains composed of high-functioning members able to keep their commitment to Board service, the Nominating and Corporate Governance Committee (the “Governance Committee”) evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

The Company’s bylaws provide that directors will be elected by a plurality of the votes cast by holders of our common stock. However, the Board has adopted a policy that requires a director that does not receive a majority of the votes cast, to submit a letter of resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation. The Board will act on the resignation taking into account the recommendation of the Governance Committee and publicly disclose its decision and rationale within 90 days of the certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the Governance Committee or Board that concern the resignation.

Director Nominations

The Governance Committee is responsible for identifying and evaluating director candidates and for recommending to the Board a slate of director nominees for election at each Annual Meeting of Stockholders. Director candidates may be recommended by directors, members of management, stockholders or, in some cases, by a third-party.

Stockholders who would like to recommend an individual to be considered by the Governance Committee for nomination for election as a director at the 2015 Annual Meeting of Stockholders should submit their recommendation in writing by mail to the Governance Committee, c/o Corporate Secretary, PMFG, 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 no later than June 18, 2015. Director nominee submission procedures are available on the “Corporate Governance” page of the “Investors” section of the Company’s website at www.peerlessmfg.com. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Governance Committee as other candidates.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duties to our stockholders. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. The Board believes that there are general requirements that are applicable to all directors and other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Board and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. Generally, director candidates should:

•	have exemplary character and integrity and be willing to work constructively with others;

•	have the capacity and desire to represent the interests of the Company’s stockholders as a whole;

•	have prior experience in service as a senior officer, director, or a trusted advisor to senior management of a publicly held company or a company similarly situated as the Company;

•	be free of conflicts of interest that violate applicable law or interfere with director performance;

•

have the ability to contribute to the mix of diverse skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: accounting and finance, mergers and acquisitions, marketing, management, law, academia, strategic planning, technology, investor relations, executive leadership development and executive compensation;

•	have knowledge of the critical aspects of the Company’s business and operations; and

•	have sufficient time to devote to Board meetings and consultation on Board matters.

The director qualifications described above are intended to provide a flexible guideline for the effective functioning of the Company’s director nomination process. The Board does not have a formal diversity policy. However, diversity is an important factor in the Governance Committee’s consideration and assessment of a candidate for director, with diversity being broadly construed to mean a variety of opinions, perspectives, experiences, backgrounds, training, education and skills, as well as other differentiating characteristics.

Proposal No. 1 — Election of Directors

Upon the recommendation of the Governance Committee, the Board has nominated Robert McCashin and Howard Westerman Jr. for election as directors. The director nominees are independent under the NASDAQ listing rules. The director nominees currently serve on the Board and were elected by the stockholders at the 2011 Annual Meeting of Stockholders. If elected, each director nominee will hold office until the 2017 Annual Meeting of Stockholders. The Board and Governance Committee believe that the qualifications, skills and experiences of the director nominees will contribute to an effective and well-functioning Board. Included below is a biography of each of the director nominees, as well as the biographies of the Company’s other directors.

The Board recommends a vote “FOR” the election of each of the Director nominees.

Director Nominees

Robert McCashin, age 67, has been a director since November 2006 and currently serves as the Lead Independent Director and Chairman of the Governance Committee. He served as Chairman of Identix, Inc. from 2000 until his retirement in 2004 and was that company’s chief executive officer from 2000 to 2002. Identix designs, develops, manufactures and markets multi-biometric security products. Mr. McCashin was employed by Electronic Data Systems Corporation from 1971 to 1999 where he last served as a Corporate Vice President. He previously served on the board of directors of Argon ST, Inc.

Mr. McCashin has over 30 years of management and corporate experience and has served in a variety of senior executive roles. He also has extensive experience as a member of public company boards and has thorough knowledge of accounting, investments, mergers and acquisitions and financial markets. Mr. McCashin also is experienced in risk management, corporate governance and strategic planning matters.

Howard Westerman, Jr., age 61, has been a director since May 2006. He has served as Chairman and Chief Executive Officer of J-W Energy Company, an energy development and services company, since 1999. Mr. Westerman has been employed by J-W Operating Company since 1978. He currently serves on the board of directors of Applied Nanotech Holdings, Inc.

Mr. Westerman has more than 10 years of experience as a chief executive officer and has in-depth knowledge of executive management, leadership and strategic planning. Mr. Westerman also provides the Board with additional insight into issues involving shareholder value and risk.

Current Directors Whose Terms Expire at the 2015 Annual Meeting of Stockholders

Peter Burlage, age 50, joined the Company in 1992 and has served as a director since June 2006. He was appointed as Chairman of the Board in February 2014. He has served as our President and Chief Executive Officer since June 2006. Mr. Burlage served as our Executive Vice President and Chief Operating Officer from October 2005 to June 2006 and as Vice President of our Environmental Systems business from January 2001 to October 2005. He also served as Vice President of Engineering from 2000 to 2001 and SCR Division Manager from 1997 to 2000.

Mr. Burlage has over 20 years of experience with the Company and has served in a variety of leadership and executive roles within the Company. He has managed a variety of complex business operations, oversees business risk and is responsible for executing the Company’s strategic initiatives. As a result of these experiences with the Company, including serving as our President and Chief Executive Officer, Mr. Burlage also has extensive knowledge of the Company’s products, employees, customers and market opportunities, including in international markets.

Charles Gillman, age 44, joined the Board in July 2014. Mr. Gillman is the Executive Managing Director of IDWR Family Office, a multi-family investment firm. He has held this position since June 2013. Prior to his position at IDWR Family Office, Mr. Gillman served as the Portfolio Manager of Nadel & Gussman, LLC, an energy production company. Mr. Gillman currently serves on the board of directors of Digirad Corporation, a diagnostic imaging solutions company, and On Track Innovation Systems Ltd., a developer of cashless payment solutions. Mr. Gillman also has previously served on the board of directors of Aetrium Incorporated, a provider of integrated circuit handling solutions to the semiconductor and electronic components industries, CompuMed Inc., a provider of telemedicine solutions, Infusystems Holdings, Inc., a healthcare services company, Littlefield Corporation, a charitable gaming corporation, and MRV Communications, a global provider on converged pack and optical solutions that empower the optical edge and network integration services for leading communications service providers.

Mr. Gillman has over 20 years of experience in the financial services and management consulting industries. He also has significant experience as a result of being a member of the board of directors of a diverse group of public companies. Through this experience, Mr. Gillman provides the Board with additional insight into corporate governance and maximizing shareholder value.

Current Directors Whose Terms Expire at the 2016 Annual Meeting of Stockholders

Kenneth Hanks, age 60, has been a director since May 2006. Mr. Hanks is currently the Chief Financial Officer of NexBank Capital, Inc. He has held this position since October 2012. He served as Chief Financial Officer and Treasurer of SWS Group, Inc., a financial services company, from 2002 until 2010. Mr. Hanks also served as Chief Operating Officer of SWS Group from 1998 to 2002 and as Chief Financial Officer of Southwest Securities, Inc., SWS Group’s primary operating subsidiary, from 1996 to 1998. Mr. Hanks also serves as an arbitrator with the Financial Industry Regulatory Authority (FINRA, formerly known as the NASD) and formerly served as a member of the NASD’s District 6 Business Conduct Committee.

Mr. Hanks has over 25 years of experience as a senior executive in the financial services industry and has served in a variety of leadership roles. He has significant expertise and experience in accounting, tax, financial markets, investing and financial matters and is qualified to serve as an “audit committee financial expert”, as defined in the rules of the Securities and Exchange Commission (the “SEC”).

R. Clayton Mulford, age 58, has been a director since January 2002. Mr. Mulford is a private investor. Since 2011, Mr. Mulford has been a consultant to the National Math and Science Initiative (“NMSI”), a large, national non-profit organization he helped form to improve math and science education in US public schools. From its founding in 2007 until 2011, he served as Vice President and Chief Operating Officer of NMSI. Prior to the formation of NMSI, from 2004 until 2007, Mr. Mulford was a corporate law partner of Jones Day. Before joining Jones Day, he was a partner and member of the executive and management committees of Hughes & Luce, now KL Gates. In his law practice, Mr. Mulford specialized in the representation of investment banks and public companies and boards. Until he joined our board in 2002, Mr. Mulford had also been our lead outside corporate counsel for more than 15 years. He currently serves on the boards of several private corporate, non-profit, and educational organizations.

Mr. Mulford brings to the Board over 30 years of experience in corporate and legal matters as a result of representing both public and private companies as outside legal counsel and as an executive officer of a non-profit organization. Mr. Mulford has extensive experience assisting companies with corporate finance, mergers and acquisitions, corporate governance and risk management.

Kenneth Shubin Stein, M.D., age 45, joined the Board in July 2014. Dr. Shubin Stein is the Founder and Portfolio Manager of Spencer Capital Management, a private investment firm, since its founding in 2002. Dr. Shubin Stein served on the board of directors of MRV Communications, Inc., a global provider in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers, from November 2009 to October 2011.

Dr. Shubin Stein has over 10 years of experience in the financial services industry, as well as experience in serving as a member of the board of directors of a public company. Through this experience, Dr. Shubin Stein provides the Board with additional insight into treasury activities, corporate governance and maximizing shareholder value.

Board Structure, Standing Committee Composition and Responsibilities

The Company’s governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. In making these determinations, the Board considers many factors, including the long-term needs of the Company and what the Board considers to be in the best interest of the Company’s stockholders. With the retirement of Sherrill Stone in January 2014, the Governance Committee re-evaluated the Company’s governance structure. Mr. Stone served as the Chairman of the Board since 1993; a role that was separate from the Chief Executive Officer of the Company. The revised governance structure is comprised of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Independent Director and strong, active independent directors.

The Board believes this is the optimal structure to guide the Company and maintain both the flexibility and focus to achieve the long-term success of the Company. Under the Company’s bylaws, the Chairman of the Board presides over meetings of the Board and meetings of the stockholders, consults and advises the Board and its committees on the business and affairs of the Company, and performs such other duties as may be assigned by the Board. As Chief Executive Officer, Mr. Burlage is involved in the day-to-day operations and is most familiar with the opportunities and challenges that the Company faces at any given time. With this executive and operational insight, he is able to assist the Board in setting strategic priorities, lead the discussion of business and strategic issues and translate Board recommendations into Company operations and policies.

The Company has designated the Chairman of the Governance Committee, who must be an independent director under the rules and regulations of the NASDAQ listing requirements, as the Lead Independent Director. Robert McCashin currently serves as the Lead Independent Director.

The Lead Independent Director:

•	presides at all meetings of non-employee directors;

•	serves as liaison between the Chairman and the non-employee directors;

•	approves the type of information to be provided to the Board;

•	approves meeting agendas for the Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has authority to call meetings of the non-employee directors;

•	if requested by major stockholders, ensures that he is available for consultation and direct communication; and

•	provides timely and candid counsel to the Chief Executive Officer.

Importantly, all directors play an active role in overseeing the Company’s business both at the Board and committee levels. The Board currently consists of one member of management (our Chief Executive Officer) and six non-employee directors. The non-employee directors are skilled and experienced leaders in business, management, investment banking, financial and legal services and nonprofit organizations. The directors are well-equipped to oversee the success of the business and to provide advice and counsel to the Chief Executive Officer and Company management.

As part of the each regularly scheduled Board meeting, the non-employee directors meet in executive session without the Chief Executive Officer present. These meetings allow non-employee directors to discuss issues of importance, including the business and affairs of the Company, as well as matters concerning management, without any member of management present. All of the Board committees, which are described below, are chaired by, and consist entirely of, directors who are independent under the rules and regulations of the NASDAQ listing requirements.

Under the Company’s bylaws, regular meetings of the Board are held at such times as the Board may determine. Special meetings of the Board may be called by the majority of the directors, the Chairman of the Board, the Chief Executive Officer or the President of the Company. In Fiscal 2014, the Board held 14 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he served during Fiscal 2014.

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has adopted a written charter for each of these committees. These charters are available on the Company’s website under the “Corporate Governance” tab on the “Investors” webpage. Additional information about the committees is provided below.

The Board and each of the committees has the authority to retain, terminate and receive appropriate funding from the Company for outside advisors as the Board or each committee deems necessary.

The current committee membership and the number of meetings held during Fiscal 2014 are described below.

Name of Director	Audit	Compensation	Governance
Peter Burlage(1)	—	—	—
Charles Gillman(2)	—	—	—
Kenneth Hanks	Chairman	Member	Member
Robert McCashin	Member	Member	Chairman
R. Clayton Mulford	Member	Chairman	Member
Kenneth Shubin Stein(2)	—	—	—
Howard Westerman, Jr.	Member	Member	Member
Number of meetings in Fiscal 2014	5	6	3

1.	Mr. Burlage, as the current President and Chief Executive Officer of the Company, does not serve on any of the standing committees of the Board.

2.	Mr. Gillman and Dr. Shubin Stein were appointed to the Board in July 2014. As of the date of this proxy statement, neither of these directors served on any of the standing committees of the Board.

Audit Committee.    The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The responsibilities and duties of the Audit Committee include:

•	appointing, terminating, compensating and overseeing the work of the Company’s independent auditor;

•	pre-approving all audit, review and permitted non-audit services provided by the Company’s independent auditor;

•	evaluating the independence of the Company’s independent auditor;

•	reviewing external and internal audit reports and management’s responses;

•	overseeing the integrity of the audit process, financial reporting process, system of internal accounting controls and financial statements of the Company;

•

reviewing annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in our periodic reports filed with the SEC;

•	reviewing and discussing with management the Company’s earnings releases;

•	providing the Board with information as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company;

•	overseeing the receipt, investigation, resolution and retention of all complaints submitted under the Company’s code of conduct;

•	preparing the Audit Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that Mr. Hanks meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee.    The Compensation Committee establishes, administers and reviews the Company’s policies, programs and procedures for compensating our executive officers. The responsibilities and duties of the Compensation Committee include:

•	determining the compensation for the Company’s executive officers, including our Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives of our executive officers, including our Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our annual cash incentive compensation program and equity incentive compensation plans;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

Nominating and Corporate Governance Committee.    The responsibilities and duties of the Governance Committee include:

•	assisting the Board in developing qualifications for Board membership;

•	identifying qualified candidates for Board membership;

•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help strengthen and balance the Board;

•	assisting the Board in establishing policies and procedures for submission of director candidates by stockholders;

•	assisting the Board in determining membership on Board committees;

•	assisting the Board with performance evaluations of the Board and its committees and, upon request of the Board, our executive officers;

•	reviewing and recommending compensation for our non-employee directors;

•	assisting the Board in developing corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	assisting the Board in succession planning, including evaluating potential successors to the Company’s Chief Executive Officer; and

•	reviewing the adequacy of the Governance Committee charter on an annual basis.

Director Independence

The Board has established a policy requiring a majority of the members of the Board to be independent under the rules and regulations of the NASDAQ listing requirements. The Board has determined that each of Mr. Gillman, Mr. Hanks, Mr. McCashin, Mr. Mulford, Dr. Shubin Stein and Mr. Westerman are independent of the Company and its management. In addition, the Board has determined that each member of the Audit, Compensation and Governance Committees is independent under the rules and regulations of the NASDAQ listing requirements relating to committee independence.

Board Oversight of Risk

The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and the Company’s compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is the Board’s understanding and oversight of the various risks facing the Company. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk.

Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework designed to:

•	understand critical risks in the Company’s business and strategy;

•	allocate responsibilities for risk oversight among the full Board and its committees;

•	evaluate the Company’s risk management processes and whether these processes are functioning adequately;

•	facilitate open communication between management and directors; and

•	foster an appropriate culture of integrity and risk awareness.

While the Board oversees risk management, Company management is charged with managing risk. Management believes the Company’s internal control environment is sufficient and responsive to known and anticipated risks. In addition to established policies and procedures, the Company maintains an enterprise risk management program, a Disclosure Committee, an Ethics and Compliance Committee and an Internal Control Committee. Management updates the Board periodically as to changes in known and anticipated risks, as well as Management’s response to such risks.

The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report to the full Board. All committees play significant roles in carrying out the risk oversight function. In particular:

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process and accounting and legal matters. The Audit Committee oversees the internal audit function, the Company’s ethics program, including the code of conduct, and the Company’s information technology security programs. The Audit Committee regularly discusses governance of the Company’s risk management process and reviews significant risks identified by management, the internal auditors and the independent auditor (whether financial, operational or otherwise) and management’s steps to address them. In connection with its oversight of these matters, the Audit Committee regularly meets separately with the Company’s internal audit service provider and representatives of the independent auditor.

•

The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation program with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

To learn more about the risks facing the Company, you can review the factors included in Part I, “Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended June 28, 2014 (the “Form 10-K”). The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be believed to not be significant also may have a material adverse effect on the Company’s business, financial condition or results of operations in future periods.

Board and Committee Self Evaluations

The Board and each of its standing committees conduct annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and these committees and to determine whether the Board and its committees are functioning effectively. During the year, the Lead Independent Director receives input on the Board’s performance from individual directors and discusses the input with the full Board. The self-assessments focus on the Board’s contribution to the Company and on areas in which the Board and or management can improve on the effectiveness of the Board or any of its committees.

Stock Holding and Ownership Guidelines for Non-Employee Directors

In 2013, the Board adopted a policy requiring our non-employee directors to retain 50% of the shares received as compensation for services (after the payment of taxes due upon vesting and the exercise price, if any) until the non-employee director meets the ownership requirement, as established in the policy. Under this policy, the target ownership guideline for each non-employee director is equal to three times the annual cash retainer. The value of the Company’s common stock will be determined using the greater of the closing price of the Company’s common stock or the director’s estimated tax basis in the shares. The following table provides the equity ownership of each of our non-employee directors as of October 1, 2014, stated as a percentage of the stock ownership guideline.

Name	Number of Shares	Total Ownership as a Percentage of Guideline(1)	Stock Ownership Guideline
Charles Gillman(2)	21,500	68%	$180,000
Kenneth Hanks	37,135	225%	180,000
Robert McCashin	45,635	230%	180,000
R. Clayton Mulford	25,135	94%	180,000
Kenneth Shubin Stein(2)	—	0%	180,000
Howard Westerman, Jr.	59,635	407%	180,000

1.	Total ownership as a percentage of guideline is calculated based on each director’s estimated tax basis in his shares of Company common stock.

2.	Mr. Gillman and Dr. Shubin Stein were appointed to the Board on July 25, 2014.

For information on the stock ownership guidelines for our executive officers, see “Compensation Discussion and Analysis — Analysis of Fiscal Year Executive Compensation Program — Stock Holding and Ownership Guidelines.”

Communication with the Board

The Board has established a process to facilitate communication by stockholders and other interested parties with directors. Communications can be addressed to Board of Directors, c/o Corporate Secretary, PMFG, 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254. At the direction of the Board, all mail received may be opened and screened for security purposes. All mail, other than trivial, obscene, unduly hostile, threatening, illegal, or similarly unsuitable items will be forwarded. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors” or “Non-Employee Directors” will be forwarded or delivered to the Lead Independent Director.

Director Compensation

Each non-employee director receives compensation in the form of a fixed annual cash retainer of $60,000 and an annual grant of Company common stock equal to $60,000. The Lead Independent Director, the chairperson of the Audit Committee and the chairperson of the Compensation Committee also receive an additional annual cash retainer of $30,000, $10,000 and $5,000, respectively. The Lead Independent Director also serves as the chairperson of the Governance Committee. The additional annual cash retainer for the Lead Independent Director includes consideration for both roles.

Compensation paid or granted to individual directors during Fiscal 2014 is summarized as follows:

	Director Compensation
Name(1)(2)	Fees Earned or Paid in Cash	Stock Awards(3)	Total
Kenneth Hanks(4)	$80,000	$59,998	$139,998
Robert McCashin(5)	85,417	59,998	145,415
R. Clayton Mulford(6)	80,000	59,998	139,998
Sherrill Stone(7)	37,917	59,998	97,915
Howard Westerman, Jr.(8)	75,000	59,998	134,998

1.	Mr. Burlage, the Company’s President and Chief Executive Officer, is not included in the table because he was an employee of the Company during Fiscal 2014. He does not receive additional compensation for his service as a director. See “Executive Compensation — Summary Compensation Table” below for a discussion of the compensation earned by Mr. Burlage as an employee of the Company.

2.	Mr. Gillman and Dr. Shubin Stein are not included in the table as they were not directors in Fiscal 2014.

3.	Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 718, of the number of shares granted to each non-employee director (the number of shares granted is computed by dividing $60,000 by the closing price of our common stock on July 18, 2013 ($7.42) rounded down to the nearest whole share).

4.	In addition to the fixed annual retainer for service as a director and chairperson of the Audit Committee, Mr. Hanks received $10,000 for service on an ad-hoc committee established by the Board.

5.	In addition to the fixed annual retainer for service as a director and Lead Independent Director, Mr. McCashin received $10,000 for service on an ad-hoc committee established by the Board.

6.	In addition to the fixed annual retainer for service as a director and chairperson of the Compensation Committee, Mr. Mulford received $15,000 for service on two ad-hoc committees established by the Board.

7.	Mr. Stone resigned from the Board effective January 15, 2014.

8.	In addition to the fixed annual retainer for service as a director, Mr. Westerman received $15,000 for service on two ad-hoc committees established by the Board.

COMPENSATION

Proposal No. 2 — Advisory Vote to Approve Executive Compensation

The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis section.

The Board has adopted a policy to hold annual advisory votes on the compensation of our named executive officers. Our next advisory vote on the frequency of shareholder votes on the compensation of our named executive officers will take place at our Annual Meeting of Stockholders in 2017.

The Company has designed its compensation programs to reward our executive officers for producing sustainable growth, to attract leadership talent sufficient to operate a global engineering and manufacturing company and to align compensation with the long-term interests of our stockholders. The Compensation Committee believes these programs provide our executive officers, including those identified in our summary compensation table, with compensation that is competitive within our industry, and commensurate with each officer’s talents and responsibilities, and tied to Company performance. The actions taken in 2013 to introduce a performance-based equity incentive compensation is evidence of this commitment.

At our Annual Meeting of Stockholders in 2013, more than 89% of the votes cast in favor of the compensation of our named executive officers. The Compensation Committee considered the results of this advisory vote and believes the results affirm stockholder approval of the changes the Board made to the Company’s executive compensation program and of the Board’s current approach to executive compensation. Accordingly, the Compensation Committee did not adopt any changes as a result of this vote. However, as noted above, the Compensation Committee is continually evaluating our executive compensation and seeks to strengthen the performance elements of the program and to further align the program with the interests of our stockholders.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis for a detailed description of our executive compensation philosophy and programs, the compensation decisions of the Compensation Committee has made under these programs, the factors considered in making those decisions, and changes made to such programs as a result of stockholder feedback and the results of prior advisory votes to approve executive compensation.

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Board recommends that stockholder vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative.”

Because your vote is advisory, it is not binding on the Board. However, the Board values our stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

Compensation Discussion and Analysis

Overview

The following discussion and analysis is focused primarily on the compensation of our executive officers during Fiscal 2014, with additional information provided for our Chief Executive Officer and our other named executive officers (collectively the “Named Executive Officers”). This discussion describes the principles, objectives and features of our executive compensation program. Our Named Executive Officers are the individuals who served as our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers. For Fiscal 2014 our Named Executive Officers were:

•	Peter Burlage, President and Chief Executive Officer;

•	Ronald McCrummen, Executive Vice President and Chief Financial Officer;

•	John Conroy, Executive Vice President, Americas Process Products;

•	Jon Segelhorst, Vice President, Americas Nuclear, Heat Exchangers and Silencers; and

•	David Taylor, Vice President, Asia-Pacific.

Information regarding the compensation of our Named Executive Officers is provided under the heading “Executive Compensation” following this section.

Overview of Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to lead our Company to achieve enhanced long-term stockholder value. Our compensation program also reflects the Compensation Committee’s belief that executive compensation should seek to align the interests of the Company’s executives and key employees with those of our stockholders. The objectives of our Company’s executive compensation program are:

•

Pay competitively.    We believe that executive compensation should be sufficiently competitive to attract qualified executive talent to key positions that will support and develop the Company’s initiatives and strategic goals.

•	Pay for performance. We believe that each officer’s compensation should be linked to and reflect the Company’s performance.

•

Support our business strategies.    We believe that our annual cash incentive compensation program should be specific to the Company’s annual financial performance and that our equity incentive compensation program should reward management for developing and successfully executing the Company’s strategic initiatives.

•

Align our leaders’ interests with our stockholders.    We believe that our executive compensation program should include a significant equity ownership component such that the financial interests of our Named Executive Officers are aligned with those of our stockholders.

Our compensation program also is designed to differentiate compensation based upon individual contributions and performance. In setting compensation, the Compensation Committee seeks to provide a competitive package to our executive officers to ensure that our compensation practices do not put the Company at a disadvantage in retaining and attracting executives, within a cost structure appropriate for our Company.

Pay for Performance Alignment

Our Compensation Committee seeks to link executive pay and performance and believes that our executive compensation program ensures that the interests of the Company’s Named Executive Officers are appropriately aligned with those of our stockholders by rewarding performance that meets or exceeds Company and individual goals. Some of our key pay for performance measures include:

•	100% of the annual cash incentive compensation for the Company’s Chief Executive Officer and Chief Financial Officer is linked directly to the Company’s annual financial performance;

•

75% of the annual cash incentive compensation for all other Named Executive Officers is linked directly to the Company’s annual financial performance, while the balance is linked to the achievement of certain non-financial performance goals that the Compensation Committee believes are closely aligned with the Company’s strategic initiatives; and

•

50% of the aggregate equity incentive compensation awarded to the Company’s Named Executive Officers is performance-based and is linked to the achievement of financial goals that the Compensation Committee believes are more closely aligned with our long-term performance than our annual performance. The performance-based awards require both the achievement of the financial goals and continued service beyond the date that the performance goals have been achieved.

In Fiscal 2014, approximately 45% of our Chief Executive Officer’s total compensation opportunity was considered to be ‘performance-based’ or ‘at risk.’

Executive Compensation Governance and Practices

We also believe that our other policies and pay practices contribute to ensuring alignment of our executives and stockholders’ interests and also discourage inappropriate risk-taking by our executives.

What We Do

•

Independent Compensation Consultant.    The Compensation Committee engaged Pearl Meyer & Partners (the “Independent Compensation Consultant”) as its independent compensation consultant during Fiscal 2013 to provide the Compensation Committee with comparative information regarding compensation practices of companies with similar size, complexity, and industry focus. The Independent Compensation Consultant performed similar services in Fiscal 2008 and Fiscal 2011.

•	Tally Sheets. The Compensation Committee reviews tally sheets describing each officer’s proposed fixed and performance-based compensation.

•	Stock Holding and Ownership Guidelines. We have meaningful stock holding and ownership requirements for our executive officers and directors.

•

Clawback Policy.    Amounts paid to our executive officers, including our Named Executive Officers, under our annual cash incentive compensation and equity incentive compensation programs, are subject to a “clawback” in the event of a material restatement of our financial statements resulting from the intentional misconduct of that executive officer.

What We Don’t Do

•

No Single Trigger Change of Control Payments.    In Fiscal 2013, the Board approved a policy prohibiting the Company from entering into any new employment, severance, incentive compensation or other agreement that would include a so-called ‘single trigger’ change in control provision (i.e., a provision that would accelerate a payment or vesting of Company stock solely upon a change of control).

•

No Tax Gross-ups Upon a Change of Control.    None of the employment or severance agreements with our executive officers, including our Named Executive Officers, include tax gross-ups related to change in control payments or other benefits.

•

No Hedging or Pledging of Company Stock.    Our non-employee directors and executive officers, including the Named Executive Officers, are prohibited from hedging company stock and also are restricted from pledging Company common stock except in certain limited circumstances, subject to pre-approval by the Board.

Our Process for Setting Executive Compensation

Role of the Compensation Committee, Management and the Independent Compensation Consultant

The Compensation Committee establishes our executive compensation philosophy, and reviews and approves the Company’s executive compensation policies, plans and the compensation of our executive officers. The Compensation Committee considers a broad range of factors in making compensation decisions, including the officer’s responsibilities, tenure and performance, the effectiveness of our programs in supporting the Company’s annual- and long-term initiatives and our overall financial performance.

To evaluate each officer’s overall compensation, each year the Committee reviews tally sheets prepared by management and considers the recommendations of the Chief Executive Officer regarding individual officer performance (other than himself) and proposed performance targets. The tally sheets detail each officer’s total fixed and performance-based compensation and assists the Compensation Committee in understanding how its compensation decisions may affect the officer’s total compensation for the next fiscal year. The tally sheets also ensure that the Compensation Committee understands the potential threshold, target and stretch payouts that an officer could receive if such performance objectives are met during the next fiscal year.

The Compensation Committee engaged the Independent Compensation Consultant in Fiscal 2013 to provide the Compensation Committee with insight regarding compensation trends, program designs, peer group data and broader market survey data. The Independent Compensation Consultant provides an objective perspective to the process of evaluating and developing our executive compensation program and pay practices. During Fiscal 2013, the Independent Compensation Consultant attended two meetings of the Compensation Committee, had numerous discussions with the Chairman of the Compensation Committee and provided updated peer group and market survey data and advice.

The Independent Compensation Consultant did not provide any other services to the Company or the executive officers during Fiscal 2013 or Fiscal 2014. In August 2013, the Compensation Committee evaluated the independence of the Independent Compensation Consultant, as well as the Company’s outside legal counsel by considering each of the independence factors recently adopted by NASDAQ and the SEC. Based on this evaluation, the Compensation Committee determined that no conflict of interest exists that would prevent either the Independent Compensation Consultant or the Company’s outside legal counsel from providing compensation advice to the Compensation Committee.

The Compensation Committee will continue to seek input from its stockholders and advisors and review the elements of our executive compensation program, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the form and amounts of compensation to award to our Named Executive Officers.

Fiscal 2014 Executive Compensation Program

Elements of Compensation

The components of our executive officer compensation program provide for a combination of fixed and performance-based compensation. These components are:

1.	base salary;

2.	annual cash incentive compensation;

3.	equity incentive compensation;

4.	broad-based employee benefits; and

5.	severance benefits and limited other perquisites.

Base Salary.    The base salary of each officer is intended to provide the executive with a competitive level of fixed cash compensation. The base salary for each of our Named Executive Officers is determined annually by the Compensation Committee. Base salaries are determined on the basis of past performance, management responsibilities and level of experience.

At the request of the Compensation Committee, our Chief Executive Officer makes annual recommendations with respect to changes in base salary for our executive officers, other than himself. However, none of our officers participate in the Compensation Committee’s decisions regarding the base salaries of any executive officers.

Annual Cash Incentive Compensation.    The Compensation Committee believes annual cash incentive compensation should be a key element of the total compensation of each officer. Further, the establishment of targeted financial and non-financial performance goals and subsequent measurement of actual performance against these goals ensures that the Company’s executive officers are motivated to achieve the objectives that are both linked to annual financial performance, as well as the Company’s operational and strategic initiatives.

The Compensation Committee establishes the financial and non-financial performance objectives prior to the beginning of each fiscal year. Once these objectives are established, the Compensation Committee then sets threshold, target and stretch performance goals. In establishing the financial performance goals, the Compensation Committee considers various factors, including historical revenue and profitability, backlog and industry and general economic conditions, as well as forecasted conditions. The financial performance goals are based on the achievement of certain targets for consolidated revenue and operating income, which are determined in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). In establishing the non-financial performance goals, the Compensation Committee considers the Company’s operational and strategic initiatives related to customer satisfaction, operational efficiency and effectiveness, and development of personnel.

In approving annual cash incentive compensation payouts, the Compensation Committee may apply discretion to increase or decrease the amounts that would otherwise be payable, including consideration of extraordinary items or transactions from performance or changes in accounting principles.

The Company has adopted a policy that permits the Board to require the reimbursement of annual cash incentive compensation previously received by a current or former executive officer if the Board determines the officer engaged in intentional misconduct and a financial restatement is required that would have resulted in a lower payment to that executive officer.

Equity Incentive Compensation.    Our equity incentive compensation plans are designed to provide an opportunity for increased compensation based on delivering business results that increase the value of our common stock over time. Our equity incentive compensation is designed to focus our executive officers on taking actions that lead to the Company’s growth and to better align their interests with those of our stockholders. These plans are administered by the Compensation Committee.

Under our equity incentive plans, the Compensation Committee may grant stock options, restricted stock, restricted stock units, performance shares and performance units. The availability of these various types of equity awards affords the Compensation Committee the flexibility to design equity awards that are responsive to the Company’s business needs and advance the interests and long-term success of the Company.

As of June 28, 2014, there were 1,150,157 shares of common stock available for future awards under our equity incentive plans. The Compensation Committee believes that this number of available shares is adequate to meet the objectives of our equity incentive compensation program for our Named Executive Officers for the next several years.

Prior to Fiscal 2013, the Compensation Committee used time-vested restricted stock or restricted stock units to provide equity incentive compensation to our Named Executive Officers. These restricted stock awards typically vested ratably over either three or four years beginning on the first anniversary of the grant date. In Fiscal 2013, the Compensation Committee modified its approach to equity incentive compensation with the introduction of performance-based equity incentive compensation. Half of the equity incentive compensation value granted in July 2013 and July 2014 was in the form of performance-based restricted stock units with time-vested restricted stock representing the balance.

Employee Benefits.    We do not provide our Named Executive Officers or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees based in the United States. Currently, we match up to four percent of eligible compensation for participating employees, subject to limitations under applicable law. We also provide health, life and other insurance benefits to our Named Executive Officers on the same basis as our other full-time employees.

Severance and Change in Control Benefits.    We currently have an employment agreement with Mr. Burlage and separation agreements with each of our other Named Executive Officers. These agreements are described under “Executive Compensation — Employment and Separation Agreements.” The Compensation Committee believes that these benefits are advisable and appropriate in order to meet the Company’s compensation program goals of attracting and retaining qualified executives and offering competitive benefits.

In Fiscal 2013, the Board approved a policy prohibiting the Company from approving any new employment, severance, incentive compensation or other agreement that includes a so-called ‘single-trigger’ change in control provision (i.e., a provision that would accelerate a payment or vesting of an award based solely on a change of control in the Company). In addition, in July 2013, each of the executive officers agreed to amend the restricted stock awards granted to them in July 2012 to delete the single trigger change in control provision. Following these amendments, the accelerated vesting of equity awards will be limited to termination of the officer’s employment without cause or termination by the executive for good reason following a change in control.

Officer Perquisites.    The Company provides life insurance and long-term disability insurance to our Named Executive Officers on the same basis as our other full-time employees. In Fiscal 2014, the Company also provided our Chief Executive Officer with a company-owned vehicle for business and personal use. No other Named Executive Officer received a similar benefit. Because the perquisites provided to our Named Executive Officers do not represent a significant portion of their total compensation, the availability of these benefits does not materially influence the decisions made by the Compensation Committee with respect to other elements of compensation received by our Named Executive Officers. A description of the perquisites received by our Named Executive Officers during Fiscal 2014 is provided under “Executive Compensation — All Other Compensation.”

Stock Holding and Ownership Guidelines.    In 2013, the Board adopted a policy requiring our executive officers to retain 50% of the shares received as compensation (after the payment of taxes due upon vesting and the exercise price, if any) until the executive officer meets the ownership requirement, as established in the policy. Under this policy, the target ownership guideline for the Chief Executive Officer is equal to three times his base salary. The target ownership guideline for all other executive officers is two times his or her base salary. The value of the Company’s common stock will be determined using the greater of the closing price of the Company’s common stock or the executive officer’s estimated tax basis in the shares. The following table provides the equity ownership of each of our Named Executive Officers as of October 1, 2014, stated as a percentage of the stock ownership guideline.

Name	Number of Shares	Total Ownership as a Percentage of Guideline(1)	Stock Ownership Guideline
Peter Burlage	125,194	111%	$1,275,000
Ronald McCrummen	26,986	44%	640,000
John Conroy	9,961	28%	450,000
Jon Segelhorst	11,289	17%	380,000
David Taylor	24,463	34%	400,000

1.	Total ownership as a percentage of guideline is calculated based on each Named Executive Officer’s estimated tax basis in his shares of Company common stock.

For information on the stock ownership guidelines for our non-employee directors, see “Governance — Stock Holding and Ownership Guidelines for Non-Employee Directors.”

Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to our Chief Executive Officer or to any of the other three most highly compensated executives (other than our Chief Financial Officer) is not deductible for federal income tax purposes unless the compensation qualifies as “performance-based compensation” under Section 162(m). The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. While the impact of this deduction limitation on executive compensation has not been an issue to date, the Compensation Committee intends to continue to evaluate the potential impact of Section 162(m) to the Company.

Compensation Program Review for Fiscal Year 2014

The Compensation Committee periodically engages an independent advisor in executive compensation matters to assist the Compensation Committee in understanding trends in compensation programs and practices of similar size companies with operations similar in size, global footprint, or industry, as well as to compare the compensation elements and amounts provided to the Company’s Named Executive Officers to an identified peer group of public-traded companies.

Working with an Independent Compensation Consultant, the Compensation Committee selected 20 public companies (the “Peer Group”) with financial and / or operational characteristics similar to the Company, including industry focus, annual revenue, market capitalization and global footprint. We used the Peer Group to compare the compensation of our Named Executive Officers, including the base salary, annual cash incentive compensation and equity incentive compensation, against similarly situated executive officers at companies in the Peer Group. The Peer Group consists of:

Ampco-Pittsburgh Corp	Gorman-Rupp Co.

Badger Meter Inc.	Graham Corp.

CECO Environmental Inc.	Hurco Companies, Inc.

Dynamic Materials Corp.	Key Technology Inc.

Eastern Co	L.S. Starrett Co.

Ecology and Environment Inc.	Met-Pro Corp

Flow International Corp	Perma Fix environmental Services Inc.

Fuel Tech Inc.	Sun Hydraulics Corp.

Gencor Industries Inc.	Ultralife Corp.

Global Power Equipment Group, Inc.	US Ecology Inc.

In general, the Peer Group companies reported median revenue of $163.3 million, net income of $10.0 million and market capitalization of $171.5 million. In addition to providing the compensation information with respect to the Peer Group companies (the “Peer Group Data”), the Independent Compensation Consultant recommended, and the Compensation Committee agreed that the validity and comparability of compensation information would be improved with the consideration of compensation of a broader portfolio of companies (the “Survey Data”). Companies included in the Survey Data may have an industry focus that is broader or different than the Company. The median revenue of the Survey Data companies was approximately $150.0 million. The Independent Compensation Consultant did not provide the names of the companies included in the Survey Data.

The Independent Compensation Consultant recommended, and the Compensation Committee agreed, that the Peer Group Data and the Survey Data should be blended. We refer to this data as “Blended Data.” Further, the Independent Compensation Consultant recommended, and the Compensation Committee agreed that the weighting between the Peer Group Data and the Survey data should be 60% Peer Group Data and 40% Survey Data for the Chief Executive Officer and Chief Financial Officer and 100% Survey Data for the other Named Executive Officers. The 100% weighting of Survey Data for the Named Executive Officers other than the Chief Executive Officer and Chief Financial Officer reflects the comparability of positions within the Survey Data. By using the broader Survey Data for those positions, the Independent Compensation Consultant was able to present compensation information for position descriptions more closely aligned with those used by the Company.

A comparison of the base salary, annual cash incentive compensation at target, and equity incentive compensation at target of the Company’s Named Executive Officers to the 50th percentile of the Blended Data for comparable positions is summarized as follows:

	Compensation as a Percentage of the 50th Percentile of the Blended Data
Name and Principal Title	Base Salary	Annual Incentive	Long-Term Incentive	Total Compensation
Peter Burlage	95%	95%	106%	99%
President and Chief Executive Officer

Ronald McCrummen	126%	126%	189%	143%
Executive Vice President and Chief Financial Officer

John Conroy(1)	94%	94%	88%	92%
Executive Vice President, Americas Process Products

Jon Segelhorst	84%	75%	87%	83%
Vice President, Americas Nuclear, Heat Exchangers and Silencers

David Taylor	91%	104%	134%	102%
Vice President, Asia-Pacific

1.	Mr. Conroy was promoted to the position of Executive Vice President, America’s Process Products in February 2014. Because his position was not included in the compensation analysis prepared by the Independent Compensation Consultant in Fiscal 2013, the 50% percentile information represents a simple average of the Blended Data for the position of Vice President of Engineering and Executive Vice President and Chief Operating Officer. The Compensation Committee concluded that the use of a blended average for these two positions was sufficient to evaluate the compensation of this newly created position.

It is important to note that the Blended Data provided by the Independent Compensation Consultant represents some of the factors taken into consideration by the Compensation Committee when establishing the compensation of the Company’s Named Executive Officers. Factors such as the prior professional experience, current roles and responsibilities, current compensation, and assessment of both historical and projected leadership capabilities also were taken into consideration. The Compensation Committee does not apply a mathematical weighting to these factors.

The base salary, annual cash incentive compensation and equity incentive compensation of the Named Executive Officers are generally plus or minus 10% of the 50th percentile of the Blended Data. The Compensation Committee may grant compensation outside of this 10% band based on an executive’s past professional experiences and/or his or her current roles and responsibilities within the Company.

Fiscal Year 2014 Compensation

Base Salary.    Based in part on the Blended Data information provided by the Independent Compensation Consultant, and the period of time from the prior adjustments to base salary, the Compensation Committee approved adjustments to base salaries for each of the Named Executive Officers as follows:

Name	Fiscal 2013 Base Salary	Fiscal 2014 Base Salary	Increase	Percentage Increase
Peter Burlage	$375,000	$425,000	$50,000	13.3%
Ronald McCrummen	310,000	320,000	10,000	3.2%
John Conroy	197,000	225,000	28,000	14.2%
Jon Segelhorst	185,000	190,000	5,000	2.7%
David Taylor	185,000	200,000	15,000	8.1%

Prior to the increase in July 2014 Mr. Burlage’s base salary had remained unchanged since July 2009. Based on the information provided by the Independent Compensation Consultant, the 50% percentile of the base salary for the position of Chief Executive Officer increased 20.2% from 2011 to 2013. In addition, the Company previously reimbursed Mr. Burlage for certain costs incurred related to a club membership. The reimbursement of this membership was $9,873 in Fiscal 2013. Effective July 1, 2014 the Company no longer reimburses Mr. Burlage for this membership. The Compensation Committee approved the increase in base salary to reflect the change in the Blended Data and the elimination of this perquisite.

Mr. McCrummen joined the Company in April 2011 and his base salary had not been adjusted since that time. The Compensation Committee approved the increase in base salary to partially offset cost of living increases.

Mr. Conroy was promoted to the position of Executive Vice President, America’s Process Products in February 2014. The increase in base salary resulted from his promotion, which included substantially greater responsibilities then his prior role as Vice President, Engineering and Product Development. The base salary for the newly created position was determined by the Compensation Committee utilizing an average of Blended Data provided by the Independent Compensation Consultant for the positions of Vice President of Engineering and Executive Vice President and Chief Operating Officer.

Mr. Taylor’s base compensation was last adjusted in July 2012 in connection with his relocation to Singapore to become the Vice President, Asia-Pacific. Since his relocation, the Company has made significant capital investments in the region and continues to expand the territory for which Mr. Taylor is responsible. The Compensation Committee approved the increase in base salary to reflect Mr. Taylor’s role in the achievement of the Company’s long-term strategic initiatives in the Asia-Pacific region.

Mr. Segelhorst’s base compensation was last adjusted in July 2012. Based on the information provided by the Independent Compensation Consultant, the 50% percentile of the base salary for the position of Vice President, Sales and Marketing increased 24.1% from 2011 to 2013. While Mr. Segelhorst’s role with the Company is less in scope than Vice President, Sales and Marketing for the entire organization, the Compensation Committee concluded that the base compensation of his position would generally move in line with the role analyzed by the Independent Compensation Consultant.

Annual Cash Incentive Compensation.

Because of the Company’s financial performance in Fiscal 2013, the Compensation Committee elected to align 100% of the annual cash incentive compensation for the Company’s Chief Executive Officer and Chief Financial Officer to the achievement of established financial goals. For all other Named Executive Officers, the Compensation Committee established both financial and non-financial performance goals with the achievement of financial metrics weighted at 75% and the achievement of the non-financial metrics weighted at 25%.

The following table sets forth the Fiscal 2014 threshold, target and stretch performance goals and the weight of the financial and non-financial performance goal approved by the Compensation Committee for the Named Executive Officers (dollars in thousands):

	Performance Goals (In Thousands)
Performance Metrics	Weight(1)	Threshold	Target	Stretch
Financial Goals:
Revenue	25%	$138,750	$150,000	$165,000
Operating income	50%	4,700	5,100	6,900
Non-Financial Goals	25%

1.	The performance metrics under the annual cash incentive compensation plan for the Company’s Chief Executive Officer and Chief Financial Officer for Fiscal 2014 did not include non-financial goals. The weighting of the Fiscal 2014 financial performance metrics for the Company’s Chief Executive Officer and Chief Financial Officer was based 40% on revenue and 60% on operating income.

The table below sets forth the Fiscal 2014 potential cash payout under the annual cash incentive compensation program for our Named Executive Officers, as a percentage of base salary. Annual cash incentive compensation payouts are prorated for actual performance that exceeds the threshold goals, but is below the target, or exceeds the target, but is less than the stretch goals.

Performance Goals		Payout (% of Base Salary)
Operating Income	Revenue	CEO	CFO	All Other NEO’s

Below Threshold Goal	Below Threshold Goal	None	None	None

Between Threshold Goal and Target	Between Threshold Goal and Target	37.5% - 74%	25% - 49%	20% - 39%

Between Target and Stretch Goal	Between Target and Stretch Goal	75% - 149%	50% - 99%	40% - 79%

Stretch Goal	Stretch Goal	150%	100%	80%

In Fiscal 2014, the Company did not achieve the threshold goals for consolidated revenue or operating income. Accordingly, no portion of the annual cash incentive compensation was earned by the Named Executive Officers related to the achievement of the financial goals. The established non-financial goals were partially met entitling the Named Executive Officers, other than the Company’s Chief Executive Officer and Chief Financial Officer, to a portion of the target payout under the annual cash incentive compensation program.

The program provides that the Compensation Committee with discretion to increase or decrease any computed payout based on events and circumstances. Largely because of the operating loss realized by the Company in Fiscal 2014, the Company’s Chief Executive Officer recommended, and the Compensation Committee agreed, that no payouts should be made to the Named Executive Officers related to the Fiscal 2014 annual cash incentive compensation program.

Equity Incentive Compensation.    The aggregate equity incentive award value granted in July 2014 to the Named Executive Officers was split equally between performance-based restricted stock units and time-based restricted stock.

Under the terms of the performance-based restricted stock units, grantees are entitled to receive Company common stock ranging from 0% to 200% of the target number of restricted stock units granted if the Company achieves certain financial goals based on growth in bookings and earnings before interest, taxes, depreciation and amortization (“EBITDA”). The performance period to achieve such financial goals is one year. The officer must also remain employed with the Company for an additional two years after the end of the one-year performance measurement period to receive any shares under this award. The performance goals and relative weightings are summarized as follows:

	Performance Goals
Performance Metrics	Weight(1)	Threshold	Target	Stretch
Growth in net bookings(1)	60%	5%	10%	20%
Growth in EBITDA(1)	40%	10%	20%	40%

1.	The computation of growth in net bookings and EBITDA is based on the non-GAAP financial results for the respective financial periods. A reconciliation of the GAAP to non-GAAP financial results is provided as an attachment to the Company’s annual and quarterly earnings releases, and filed as an exhibit to a Current Report on Form 8-K.

The following table sets forth the Fiscal 2014 equity incentive compensation award as a percentage of base salary, the number of shares of restricted stock and restricted stock units granted to the Named Executive Officers and the aggregate value of such awards at the time of grant.

Name	Long-Term Incentive Award Percentage (% of Base Salary)	Number of Shares of Time-Vested Restricted Stock Granted	Aggregate Value on Grant Date	Number of Shares of Performance- Based Restricted Stock Units Granted	Aggregate Value on Grant Date
Peter Burlage	100%	28,639	$212,501	28,639	$212,501
Ronald McCrummen	80%	17,251	128,002	17,251	128,002
John Conroy	50%	6,907	51,250	6,907	51,250
Jon Segelhorst	50%	6,402	47,503	6,402	47,503
David Taylor	50%	6,739	50,003	6,739	50,003

In Fiscal 2014, the Company exceeded the stretch goal with regard to year-over-year growth in net bookings but was below the threshold level with regard to year-over-year growth in EBITDA. Accordingly, the Named Executive Officers are eligible to receive Company common stock equal to 120% of the restricted stock units granted in July 2013. The restricted stock unit grants, to the extent earned, will vest upon the third anniversary of the date of grant.

Additional information regarding the equity incentive compensation received by our Named Executive Officers in Fiscal 2014 is provided below under “Executive Compensation — Grants of Plan-Based Awards.”

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the information regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth information regarding the compensation of our Named Executive Officers for Fiscal 2014, Fiscal 2013 and Fiscal 2012.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Peter Burlage	2014	$425,000	$—	$425,002	$—	$30,318	$880,320
President and Chief Executive	2013	375,000	—	262,497	46,275	40,325	724,097
Officer	2012	375,000	—	262,505	59,886	557,548	1,254,939

Ronald McCrummen	2014	$320,000	$—	$256,004	$—	$11,428	$587,432
Executive Vice President and	2013	310,000	—	155,002	31,879	12,059	508,940
Chief Financial Officer	2012	310,000	—	—	42,810	267,349	620,159

John Conroy(4)	2014	$212,077	$—	$102,500	$—	$10,067	$324,644
Executive Vice President,	2013	197,000	—	59,098	16,207	9,373	281,678
Americas Process Products	2012	190,000	—	57,008	24,222	76,844	348,074

Jon Segelhorst	2014	$190,000	$—	$95,006	$—	$9,061	$294,067
Vice President, Americas	2013	185,000	—	55,501	15,219	9,016	264,736
Nuclear, Heat Exchangers and Silencers	2012	178,000	—	53,397	23,051	141,625	396,073

David Taylor	2014	$200,000	$—	$100,006	$—	$169,988	$469,994
Vice President, Asia-Pacific	2013	185,000	—	54,003	15,219	173,987	428,209
	2012	167,000	—	50,105	23,051	120,303	360,459

1.	The amounts in this column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718, of grants of restricted stock and restricted stock units. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the awards granted in Fiscal 2014, see “Compensation Discussion and Analysis-Fiscal Year 2014 Compensation-Equity Incentive Compensation.”

With respect to the restricted stock units granted in Fiscal 2014, the amounts above reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Performance will be determined at the end of the one-year performance period based on actual results of the Company. Assuming that the restricted stock units will be paid out at the stretch (maximum) payout level, the awards would be as follows: Mr. Burlage, $425,002; Mr. McCrummen, $256,004; Mr. Conroy, $102,500; Mr. Segelhorst, $95,006; and Mr. Taylor, $100,006. See “Grants of Plan-Based Awards.”

2.	The amounts in this column represent the cash compensation earned by our Named Executive Officers under our annual cash incentive compensation program.

3.	For Fiscal 2014, includes compensation as described under “All Other Compensation” below.

4.	Mr. Conroy was promoted to the position of Executive Vice President, America’s Process Products in February 2014.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for Fiscal 2014 in the Summary Compensation Table above.

Name	Company 401(k) Contribution	Insurance(1)	Car Allowance(2)	Other(3)	Total
Peter Burlage	$10,200	$1,254	$18,864	$—	$30,318
Ronald McCrummen	10,200	1,228	—	—	11,428
John Conroy	9,027	1,040	—	—	10,067
Jon Segelhorst	8,089	972	—	—	9,061
David Taylor	8,468	991	—	160,529	169,988

1.	Represents the incremental premiums paid by the Company for life insurance and long-term disability insurance for the Named Executive Officers.

2.	Represents the estimated benefit to Mr. Burlage of the Company-owned vehicle provided for his business and personal use.

3.	Represents reimbursement of cost of living differences between Dallas, Texas and Singapore that were paid by the Company.

Equity Incentive Plans

We have two equity incentive plans, our 2007 Stock Incentive Plan and our 2001 Stock Option and Restricted Stock Plan (the “2001 Incentive Plan”). These equity incentive plans were approved by our stockholders and are administered by our Compensation Committee. No further awards will be made under the 2001 Incentive Plan. Awards under the 2001 Incentive Plan remain outstanding in accordance with their terms.

The 2007 Stock Incentive Plan permits awards in the form of stock options, restricted stock, restricted stock units, performance shares and performance units. As of October 1, 2014, the maximum remaining number of shares of our common stock that may be issued pursuant to equity awards under the 2007 Stock Incentive Plan was 962,439 shares. Options granted under the 2007 Stock Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date.

Certain agreements evidencing awards made prior to July 2013 provided for accelerated vesting upon a change in control of our Company. Under these award agreements, a change in control is defined generally as (a) the acquisition by any person, entity or group of 50% or more of our voting stock, (b) a change in our Board where a majority of our Board ceases to be comprised of incumbent directors, (c) a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of our assets, subject to certain exceptions including that unless the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity, or (d) approval by our stockholders of a complete liquidation or dissolution of the Company. On November 17, 2011, the 2007 Stock Incentive Plan was amended to revise the definition of “Change in Control” to exclude beneficial ownership of the Company’s voting securities reported on Schedule 13G under the Exchange Act.

In July 2013, the Board adopted a policy prohibiting the Company from approving any new agreement including any award granted under the 2007 Stock Incentive Plan, that includes a so-called ‘single trigger’ change in control provision, (i.e., a provision that would accelerate a payment or vesting of an award based solely on a change of control of the Company). In addition, in July 2013, each of the Named Executive Officers agreed to amend the restricted stock awards granted to them in July 2012 to delete the single trigger change in control provision.

Grants of Plan-Based Awards

The following table contains information regarding plan-based awards granted to our Named Executive Officers during Fiscal 2014 under the Company’s annual cash incentive compensation program and equity incentive compensation plan. In this table, the annual cash incentive compensation program is abbreviated “AIC,” the time-based awards under the equity incentive compensation plan are abbreviated “TLTI” and the performance-based awards under the equity incentive compensation plan are abbreviated “PLTI.” Additionally, payouts associated with stretch performance goals are referred to as “Maximum” in the following table to conform the presentation of this table to SEC regulations. All TLTIs and PLTIs granted to our Named Executive Officers were awarded under our 2007 Stock Incentive Plan.

									All Other Stock Awards: Number of Shares Stock	Grant Date Fair Value of Stock and Option Awards(3)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)(2)
Name	Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Peter Burlage	AIC		$159,375	$318,750	$637,500
	TLTI	7/19/2013							28,639	$212,501
	PLTI	7/19/2013				—	28,639	57,278		212,501
Ronald McCrummen	AIC		80,000	160,000	320,000
	TLTI	7/19/2013							17,251	128,002
	PLTI	7/19/2013				—	17,251	34,502		128,002
John Conroy	AIC		45,000	90,000	180,000
	TLTI	7/19/2013							6,907	51,250
	PLTI	7/19/2013				—	6,907	13,814		51,250
Jon Segelhorst	AIC		38,000	76,000	152,000
	TLTI	7/19/2013							6,739	50,003
	PLTI	7/19/2013				—	6,739	13,478		50,003
David Taylor	AIC		40,000	80,000	160,000
	TLTI	7/19/2013							6,402	47,503
	PLTI	7/19/2013				—	6,402	12,804		47,503

1.	Represents the potential payout for annual cash incentive compensation. These awards are subject to the attainment of certain financial and non-financial performance goals. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Fiscal Year 2014 Compensation — Annual Cash Incentive Compensation.” Actual amounts of annual cash incentive compensation earned in fiscal 2014 by our Named Executive Officers are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

2.	Represents the potential payout in number of shares for the restricted stock units granted in Fiscal 2014. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Fiscal Year 2014 Compensation — Equity Incentive Compensation.”

3.	Calculated based on the closing market price of the Company’s common stock as of the date of grant. With respect to restricted stock units, amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Performance will be determined at the end of the one-year performance period based on actual results for the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock option, restricted stock and restricted stock unit awards held by our Named Executive Officers that were outstanding as of the end of Fiscal 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price	Option Expiration Date	Number Of Shares Of Stock That Have Not Vested(1)	Market Value Of Shares Of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)
Peter Burlage	—	—	$—	—	52,945	$263,137	28,639	$142,336
Ronald McCrummen	—	—	—	—	31,603	157,067	17,251	85,737
John Conroy	—	—	—	—	12,379	61,254	6,907	34,328
Jon Segelhorst	—	—	—	—	11,541	57,359	6,402	31,818
David Taylor	8,000	—	4.60	1/11/2016	11,878	59,034	6,739	33,493

1.	Represents the number of shares of time-based restricted stock that have not vested.

2.	Represents the value of shares of restricted stock and restricted stock units at $4.97, the closing price of the Company’s common stock on June 27, 2014, the last trading day of Fiscal 2014.

3.	The number and value of restricted stock units that vest will depend upon the attainment of specified performance goals. The number and value of restricted stock units reported are based on achieving threshold performance levels.

Options Exercised and Stock Awards Vesting in Fiscal 2014

The following table sets forth information regarding stock options exercised and stock awards that vested in Fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Peter Burlage	—	$—	8,102	$58,333
Ronald McCrummen	—	—	4,784	34,445
John Conroy	—	—	1,824	13,133
Jon Segelhorst	—	—	1,713	12,334
David Taylor	3,000	10,890	1,667	12,001

1.	Value based on market value of our common stock on the dates of exercise, less the applicable exercise price.

Employment and Severance Agreements

We presently have an employment agreement with our President and Chief Executive Officer. We have severance agreements with each of our other Named Executive Officers.

Chief Executive Officer

On February 7, 2014, the Company and its wholly owned subsidiary, Peerless Mfg. Co., entered into an amended employment agreement (the “Employment Agreement”) with Peter J. Burlage, the Company’s President and Chief Executive Officer. The Employment Agreement replaced his existing agreement (the “Prior Agreement”). The Employment Agreement will expire on February 28, 2017, and will be extended for an additional one-year period if either party does not give notice within 90 days prior to March 1, 2017 or each one-year anniversary thereafter. The Employment Agreement provides for a base salary of $425,000. The Employment Agreement provides severance compensation in the event Mr. Burlage’s employment is terminated without cause or in connection with a change in control of the Company, or by Mr. Burlage under certain limited circumstances, as described below. Unlike the prior agreement, the Employment Agreement does not include a tax gross up provision.

Termination Without Cause.    If Mr. Burlage is terminated by the Company without cause, he is entitled to (1) a lump sum payment equal to 150% of his then-current base salary, (2) any earned annual cash incentive compensation for the fiscal year during which the termination occurs (prorated in accordance with the date of termination), (3) accelerated vesting of any time-based incentive awards and any performance awards that would have vested if the performance period had expired as of the date of the termination of employment as determined in the reasonable discretion of the Company, and (4) for a period of 18 months following the date of termination, welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination.

Pursuant to the Employment Agreement, any of the following constitutes “cause”: (1) conviction of a felony or crime involving moral turpitude, (2) commission of an act of fraud or other act reflecting unfavorably upon the public image of the Company, (3) failure to substantially perform required duties to the satisfaction of the Board causing material harm to the Company or its business, which is not cured within 30 days after receiving written notice thereof, (4) wrongdoing causing material harm to the Company or its business, (5) failure to follow a lawful directive of the Board that is not inconsistent with the provisions of the Employment Agreement and Mr. Burlage continues to fail to materially perform within 30 days after receiving written notice from the Company’s Board of Directors, or (6) violation of any policies or procedures of the Company, including any material human relations policy or the violation of the non-competition or confidentiality provisions of the Employment Agreement causing material harm to the Company or its business.

Termination for Good Reason.    Pursuant to the Employment Agreement, Mr. Burlage is entitled to terminate his employment if there is a material adverse change in the nature and scope of his duties or there is a reduction in his base salary below $425,000. Mr. Burlage is not entitled to terminate his employment for these reasons unless he gives notice to the Company’s Board of Directors within 90 days of the event or events that are the basis for such termination, the Company does not cure the alleged event within 45 days and he terminates his employment within 30 days after the Company fails to cure the alleged event. Under these circumstances, Mr. Burlage is entitled to receive the same severance compensation he would be entitled to receive in the event of a termination of his employment by the Company without cause.

Termination by Disability.    If Mr. Burlage’s employment is terminated as a result of him becoming disabled, Mr. Burlage is entitled to an amount equal to his then-current monthly base salary for a period of six months (reduced by any disability payments received during such period under the Company’s disability insurance) and any other disability benefits then in effect provided by the Company.

Pursuant to the Employment Agreement, “disabled” means any mental or physical impairment lasting (or that will last) more than 180 days that prevents him from performing the essential functions of his position as determined by a competent physician chosen by the Company and consented to by Mr. Burlage or his legal representatives.

Change in Control.    If within one year following a change in control, Mr. Burlage’s employment is terminated by the Company (other than for cause or due to death or disability) or Mr. Burlage terminates his employment in certain limited circumstances described below, Mr. Burlage is entitled to (1) a lump sum payment equal to 200% of his then-current base salary plus any earned annual cash incentive compensation paid in the fiscal year preceding the termination date, (2) accelerated vesting of any unvested stock options, restricted stock or similar instruments, and (3) for a period of 18 months following the date of termination, welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination.

Pursuant to the Employment Agreement, any of the following constitutes a “change in control”: (1) the Company is merged, consolidated or reorganized and, as a result, less than a majority of the combined voting power to elect directors of the then-outstanding securities of the remaining entity immediately after such transaction is available to be received by all stockholders on a pro rata basis and is actually received in respect of voting securities of the Company pursuant to such transaction, (2) the Company sells or transfers all or substantially all of its assets, (3) any person or group becomes the beneficial owner of securities which represent a majority of the then-outstanding securities of the Company which are entitled to vote to elect directors provided that any person entitled to and does report on Schedule 13G is not deemed to beneficially own a majority of the Company’s voting securities, and (4) directors then-serving on the Board cease to constitute at least a majority thereof; provided, however, a change in control shall not be deemed to have occurred as the result of any transaction having one or more of the foregoing effects if such transaction is both (a) proposed by and (b) includes a significant equity participation of, executive officers of the Company as constituted immediately prior to the occurrence of such transaction of any Company employee stock ownership plan or pension plan.

Pursuant to the Employment Agreement, Mr. Burlage is entitled to receive the severance compensation discussed above if, within one year following a change in control, at least one of the following events occur: (1) a material adverse change in the positions held by Mr. Burlage or in the nature or scope of the duties attached to Mr. Burlage’s positions with the Company had immediately prior to the change in control, any material reduction in Mr. Burlage’s base salary (excluding annual cash incentive compensation) or any material adverse change in the calculation of the annual cash incentive compensation, equity incentive compensation or a significant reduction of the aggregate other benefits to which Mr. Burlage was entitled immediately prior to the change in control, (2) a determination by Mr. Burlage made in good faith after consultation with the Board that as a result of a change in control and a change in circumstances thereafter significantly affecting Mr. Burlage’s position, changes in the composition or policies of the Board, or of other events of material effect, Mr. Burlage has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, the duties attached to his position immediately prior to the change in control, (3) Mr. Burlage has his principal location of work any location not within the greater Dallas, Texas metropolitan area or that he travel away from his office in the course of discharging his duties significantly more than required of him prior to the change in control, or (4) the Company commits any material breach of the Employment Agreement; provided that Mr. Burlage is not entitled to assert that one of these specified events entitles him to terminate his employment unless he gives the Company written notice within 90 days after the event occurs, and gives the Board of Directors at least 45 days to cure the alleged condition.

Non-Compete and Other Obligations.    The Employment Agreement provides that Mr. Burlage will not compete with the Company, solicit the Company’s employees, disclose any confidential information or interfere with certain of our business relationships during his employment and for a period of two years following his termination of employment.

Other Named Executive Officers

The Company has severance agreements (the “Severance Agreements”) with each of our Named Executive Officers, other than Mr. Burlage.

The Severance Agreements provide for a two-year term and will be automatically extended for an additional year unless notice is provided by either party to the other at least 90 days prior to each anniversary date of the Severance Agreement. The Severance Agreements also provide that each officer is and remains an at-will employee and may be terminated at any time with or without “cause,” as that term is defined in the Severance Agreement.

Termination Without Cause.    If the executive is terminated without cause prior to a change of control and such officer executes a general release of claims in favor of the Company, the Company will be obligated to pay each officer a severance payment which equals nine months of the officer’s base salary at the highest rate in effect during the term of the Severance Agreement (12 months for Mr. McCrummen and Mr. Conroy). Each officer also will be entitled to receive the amount earned, if any, of the officer’s annual cash incentive compensation, which will be prorated as of the termination date. Each officer also will be entitled to the accelerated vesting of equity awards which would have otherwise vested within one year of the termination date.

In the event that an officer is terminated without cause within 18 months following a change in control and executes a general release of claims in favor of the Company, the Company is obligated to pay each officer a severance payment equal to 13.5 months of the officer’s base salary at the highest rate in effect during the term of the Severance Agreement (18 months for Mr. McCrummen and Mr. Conroy). All executive officers also will be entitled to receive any earned by unpaid annual cash incentive compensation that had not been paid for the prior fiscal year and also will be entitled to receive his or her annual cash incentive compensation for the current fiscal year which will be paid at the “target” level. The executive officers also will be entitled to the accelerated vesting of equity awards.

Change in Control.    A “change in control” of the Company, shall have occurred, in the context of the Severance Agreements, if any of the following events shall occur: (1) any consolidation, merger or other reorganization of the Company in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person or pursuant to which shares of the Company’s stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger own more than 50% of the common stock of the surviving corporation or its ultimate parent immediately after the merger; (2) any sale, lease, exchange or other transfer (or in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and as a result of such transaction the holders of the Company’s common stock immediately prior thereto own less than 50% of the common stock of such transferee or its ultimate parent immediately after such transaction; (3) any liquidation or dissolution of the Company or any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (4) any person (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), has become an Acquiring Person; (5) if at any time, the continuing directors then serving on the Board cease for any reason to constitute at least a majority thereof; or (6) any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or Item 5.01 of Form 8-K or any successor rule or regulation promulgated under the Exchange Act.

Obligations of Officer.    The Severance Agreement also contain provisions prohibiting the officer during the period of employment and for one year after the officer’s employment with the Company and its affiliates ends from engaging in certain competitive activities.

Employment Termination and Change in Control Benefits

The table below quantifies the potential compensation that would become payable to each of our Named Executive Officers under existing employment, severance and equity award agreements and Company plans and policies if their employment had terminated on June 28, 2014 given the officer’s base salary as of that date and the closing price of our common stock on June 27, 2014. Because the restricted stock and restricted stock units awarded on July 9, 2014 were not outstanding on June 27, 2014, under SEC rules, those awards were not considered in calculating the amounts below. For additional information regarding the definitions of “cause” and “change in control,” see “— Employment and Severance Agreements” and “— Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

Name	Cash Severance Payments	Acceleration of Equity Awards	Health Benefits	Total
Peter Burlage
Voluntary termination	$—	$—	$—	$—
Voluntary termination for good reason	—	—	—	—
Termination with cause	—	—	—	—
Termination without cause	637,500	405,472	36,000	1,078,972
Death	—	405,472	—	405,472
Disability	212,500	405,472	—	617,972
Retirement	—	—	—	—
Termination without cause following a change in control	850,000	405,472	36,000	1,291,472
Ronald McCrummen
Voluntary termination	$—	$—	$—	$—
Voluntary termination for good reason	—	—	—	—
Termination with cause	—	—	—	—
Termination without cause	320,000	52,354	—	372,354
Death	—	242,804	—	242,804
Disability	—	242,804	—	242,804
Retirement	—	—	—	—
Termination without cause following a change in control	560,000	242,804	—	802,804
John Conroy
Voluntary termination	$—	$—	$—	$—
Voluntary termination for good reason	—	—	—	—
Termination with cause	—	—	—	—
Termination without cause	225,000	20,506	—	245,506
Death	—	95,851	—	95,851
Disability	—	95,851	—	95,851
Retirement	—	—	—	—
Termination without cause following a change in control	360,000	95,851	—	455,851
Jon Segelhorst
Voluntary termination	$—	$—	$—	$—
Voluntary termination for good reason	—	—	—	—
Termination with cause	—	—	—	—
Termination without cause	142,500	19,120	—	161,620
Death	—	89,177	—	89,177
Disability	—	89,177	—	89,177
Retirement	—	—	—	—
Termination without cause following a change in control	275,500	89,177	—	364,677
David Taylor
Voluntary termination	$—	$—	$—	$—
Voluntary termination for good reason	—	—	—	—
Termination with cause	—	—	—	—
Termination without cause	150,000	19,448	—	169,448
Death	—	92,526	—	92,526
Disability	—	92,526	—	92,526
Retirement	—	—	—	—
Termination without cause following a change in control	290,000	92,526	—	382,526

Certain Relationships and Related Transactions

Policy

The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party includes any of the Company’s executive officers, directors, director nominees, a person owning more than five percent of any class of the Company’s voting securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. Related party transactions involving $120,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chairperson of the Audit Committee has the authority to pre-approve related party transactions in which the aggregate amount involved is less than $500,000 in circumstances in which it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources, and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

Agreement with Stockholder Group

Except as described below, there were no related party transactions during Fiscal 2014 that are required to be reported.

Cannell Capital LLC, Tristan Partners, L.P., Tristan Offshore Fund, Ltd., J. Carlo Cannell, Dilip Singh, Alfred John Knapp, Jr., Mark D. Stolper, John M. Climaco, Charles M. Gillman and Kenneth H. Shubin Stein (collectively, the “Group”) submitted a director nomination letter to the Board nominating Mr. Gillman and Dr. Shubin Stein for election at the 2014 Annual Meeting. After receiving the director nomination letter, the Board initiated discussions with the Group.

After discussions with representatives of the Group, as well as other stockholders, the Company negotiated and entered into an agreement with the Group on July 25, 2014. The Group owned approximately five percent of our common stock at the time of the agreement.

Pursuant to this agreement, the Board (1) appointed Mr. Gillman as a Class III director to fill an existing vacancy on the Board, the term of which will expire at the Company’s 2015 Annual Meeting of Stockholders, (2) increased the size of the Board from six to seven members and (3) appointed Dr. Shubin Stein as a Class I director to fill the newly created vacancy, the term of which will expire at the Company’s 2016 Annual Meeting of Stockholders in 2016.

As part of the agreement, the Company agreed to reimburse the Group for its legal and professional fees incurred in connection with its proxy solicitation up to $160,000. In August 2014, the Company paid $160,000 to reimburse the Group for these expenses.

Risk-Related Compensation Policies and Practices

As part of its oversight of the Company’s compensation programs, the Compensation Committee considers the impact of the Company’s compensation programs, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may increase or reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hanks, McCashin, Mulford and Westerman served on the Compensation Committee during Fiscal 2014. None of the members of our Compensation Committee has had any relationships with the Company or any other entity that would require disclosure under the federal securities laws. During Fiscal 2014, none of our Named Executive Officers served on the compensation committee (or equivalent) or board of another entity that had an officer that served on our Compensation Committee or Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

R. Clayton Mulford (Chairman)

Kenneth R. Hanks

Robert McCashin

Howard G. Westerman, Jr.

SHARE OWNERSHIP

Security Ownership of Management

The tables below set forth information regarding the beneficial ownership of our common stock as of October 1, 2014 for: each of our directors; each of our Named Executive Officers; all of our directors and executive officers as a group; and each beneficial owner of more than five percent of our outstanding common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on the number of shares of common stock outstanding as of October 1, 2014. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name	Number of Shares	Percentage of Outstanding Shares
Peter Burlage(1)	199,626	*
Charles Gillman(2)	21,500	*
Kenneth Hanks(3)	41,135	*
Robert McCashin	45,635	*
R. Clayton Mulford	25,135	*
Kenneth Shubin Stein	—	*
Howard Westerman, Jr.	59,635	*
John Conroy(1)	28,573	*
Ronald McCrummen(1)	72,864	*
Jon Segelhorst(1)	24,232	*
David Taylor(1)(3)	50,177	*
All Directors and Executive Officers as a Group (13 persons)	375,472	1.8%

*	Less than 1%

1.	Includes shares of restricted stock for which the named executive officer has sole voting power, but no dispositive power, as follows: Mr. Burlage (74,432 shares), Mr. McCrummen (44,642 shares), Mr. Conroy (18,612 shares), Mr. Segelhorst (12,943 shares) and Mr. Taylor (17,127 shares).

2.	Includes 1,500 shares of Company common stock owned by Mr. Gillman’s spouse. Mr. Gillman has no voting or investment power with respect to these 1,500 shares.

3.	Includes shares of Company common stock issuable upon the exercise of options that are presently exercisable or exercisable within 60 days after October 1, 2014 as follows: Mr. Hanks (4,000 shares) and Mr. Taylor (8,000 shares).

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities that are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. Unless otherwise indicated, the information regarding beneficial ownership of our common stock by the entities identified below is included in reliance on a report filed with the SEC by such person or entity, except that percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the number of shares of common stock outstanding on October 1, 2014.

Name	Number of Shares	Percentage of Outstanding Shares
NSB Advisers, LLC(1)	4,698,122	22.1%
Lynn E Gorguze(2)	1,982,111	9.3%
Investco Ltd.(3)	1,686,774	7.9%
Thomas Horstman & Bryant, Inc.(4)	1,412,191	6.6%
Cannell Capital LLC(5)	1,284,900	6.0%
Columbia Management Investment Advisers, LLC(6)	1,237,948	5.8%

1.	According to a Schedule 13F-HR filed with the SEC by NSB Advisors LLC (“NSB”) on August 11, 2014, NSB, in its capacity as an investment advisor, has sole dispositive power, but no voting power, over 4,698,122 shares of our common stock owned by clients of NSB. The address for NSB is 200 Westage Center Drive, Suite 228, Fishkill, New York 12524.

2.	According to a Schedule 13G/A filed with the SEC by Lynn E. Gorguze on February 14, 2014, Ms. Gorguze has sole voting and dispositive power over 1,976,111 shares of our common stock and has shared voting and dispositive power over 6,000 shares of our common stock. The total number of shares to which Ms. Gorguze reports as having sole voting and dispositive power include (i) 8,000 shares held by Cameron Investment Corporation, the controlling shareholder of which is the Lynn Gorguze Separate Property Trust dated April 21, 1998, of which Ms. Gorguze is the sole trustee; (ii) 673,841 shares and warrants to purchase 156,250 shares held by the Lynn Gorguze Separate Property Trust dated April 21, 1998, of which Ms. Gorguze is the sole trustee; (iii) 4,081 shares held by Ms. Gorguze individually; and (iv) 976,889 shares and warrants to purchase 156,250 shares held by the Vincent and Gloria Gorguze Trust dated March 27, 1998, of which Ms. Gorguze is the sole trustee. The total number of shares to which Ms. Gorguze reports as having shared dispositive and voting power include 6,000 shares held by the Lynn Gorguze Peters and Scott H. Peters Community Property Trust dated April 21, 1998, of which Ms. Gorguze is the co-trustee. The address for Ms. Gorguze is 1200 Prospect Street, Suite 325, La Jolla, California 92037.

3.	According to a Schedule 13G filed with the SEC by Investco Ltd. – Bermuda (“Investco”) on February 11, 2014, Investco has sole voting power over 25,463 shares and sole dispositive power over 1,686,774 shares of our common stock. The address for Investco is 1555 Peachtree Street, Atlanta, Georgia 30309.

4.	According to a Schedule 13G filed with the SEC by Thomas Horstman & Bryant, Inc. (“Thomas”) on February 6, 2014, Thomas has shared voting power over 660,836 shares and sole dispositive power over 1,412,191 shares of our common stock. The address for Thomas is 507 Merritt 7, Norwalk, Connecticut 06851.

5.	According to a Schedule 13D/A filed with the SEC by Cannell Capital, LLC (“Cannell”) on August 4, 2014, Cannell and J. Carlo Cannell have sole voting and dispositive power over 1,284,900 shares of our common stock. The address for Cannell and Mr. Cannell is P.O. Box 3459 150 East Hansen Avenue, Jackson, Wyoming 83001.

6.	According to a Schedule 13G/A filed with the SEC by Columbia Management Investment Advisors, LLC (“Columbia”) and Ameriprise Financial, Inc. (“Ameriprise”), the parent of Columbia, on February 12, 2014, Columbia and Ameriprise have shared voting power over 838,009 shares and shared dispositive power over 1,237,948 shares of our common stock. The address for Columbia is 225 Franklin Street, Boston, Massachusetts 02110. The address for Ameriprise is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock to file reports regarding ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10 percent stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of the reports furnished to us, we believe all directors, executive officers and greater than 10 percent stockholders complied with all Section 16(a) filing requirements during the year ended June 28, 2014.

Equity Compensation Plan Information

As of June 28, 2014, the Company’s 2001 Incentive Plan and the 2007 Stock Incentive Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s stockholders. The Company has no equity compensation plans that have not been approved by the stockholders. The table provides information with respect to the Company’s equity compensation plans as of June 28, 2014.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of common Stock Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	34,200	$4.58	1,150,157

1.	Represents shares of common stock available for issuance under the 2007 Stock Incentive Plan. No further awards will be made under the 2001 Incentive Plan.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board, a copy of which can be accessed through the Company’s website. In carrying out its responsibilities, the Audit Committee, among other things, monitors the integrity of the financial reporting process, systems of internal controls, and financial statements and reports of the Company; appoints, compensates and oversees the Company’s independent auditor, including reviewing the independence of the independent auditor; reviews and approves all audit and non-audit services performed by the Company’s independent auditor; and oversees the Company’s compliance with legal and regulatory requirements.

The Audit Committee held five meetings during Fiscal 2014. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all its responsibilities and duties. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditor, which are held outside the presence of the Company’s management.

In performing its oversight role, the Audit Committee reviewed the audited consolidated financial statements of the Company for the Fiscal 2014 and met and held discussions with management and Grant Thornton, LLP, the Company’s independent auditor, to discuss those financial statements and the audit related thereto. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm has represented to the Audit Committee that the audit of the Company’s consolidated financial statements has been performed in accordance with generally accepted auditing standards.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The independent registered public accounting firm also provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence), as may be modified, supplemented or amended, which relates to the auditors’ independence from the Company and its related entities, and the Audit Committee discussed with the independent registered public accounting firm its independence.

Based on the Audit Committee’s discussions with management and the independent auditor as described above, and upon its review of the representations of management and the independent registered public accounting firm and the report of the independent auditor, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, as filed with the SEC.

Members of the Audit Committee

Kenneth R. Hanks (Chairman)

Robert McCashin

R. Clayton Mulford

Howard G. Westerman, Jr.

Proposal No. 3 — Ratification of the Appointment of Grant Thornton LLP as Independent Auditor

The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s independent auditor and, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and general oversight of the work of the independent auditor. The Audit Committee is responsible for approving the audit and permissible non-audit services provided by the independent auditor and the associated fees.

The Audit Committee evaluates the performance of the Company’s independent auditor each year and determines whether to reengage the current independent auditor or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner.

Based on this evaluation, the Audit Committee has appointed Grant Thornton LLP to serve as independent auditor for the fiscal year ending June 27, 2015. Grant Thornton has served the Company in this capacity since their initial appointment in 1967. The Audit Committee and the Board believe that the continued retention of Grant Thornton is in the best interests of the Company and its stockholders.

As a matter of good corporate governance, the Audit Committee submits its selection of the independent auditor to our stockholders for ratification. If the stockholders should not ratify the appointment of Grant Thornton, the Audit Committee will reconsider the appointment.

The Company expects that representatives of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

The Board recommends a vote “FOR” the ratification of Grant Thornton as our independent auditor.

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by Grant Thornton LLP, the Company’s independent auditor, for the audit of the Company’s annual financial statements for Fiscal 2013 and 2014, and fees billed for other services rendered by Grant Thornton.

	Fiscal 2014	Fiscal 2013
Audit fees(1)	$580,528	$564,235
Audit related fees(2)	48,849	—
Tax fees	—	3,707
All other fees(3)	1,362	1,217

1.	“Audit Fees” consist principally of fees for the audit of our consolidated annual financial statements, assessment of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits of our U.K. and Singapore subsidiaries and review of our consolidated interim financial statements.

2.	“Audit-Related Fees” consist principally of fees related to the preparation and filing of historical financial statements and pro forma financial information related to the acquisition of substantially all of the assets of Combustion Components Associates, Inc. which was completed in March 2014.

3.	“All Other Fees” consist of fees paid for XBRL tagging services performed related to our UK subsidiary.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent auditor (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for Fiscal 2013 and Fiscal 2014 were pre-approved by the Audit Committee.

QUESTIONS AND ANSWERS

Proxy Material and Voting Information

1.	What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials for our 2014 Annual Meeting of Stockholders include the Notice of Annual Meeting, this proxy statement and our annual report (which includes our Form 10-K). You also will receive a proxy card or voting instructions form.

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is a legal designation of another person to vote the stock you own. That other person is called a proxy.

If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our executive officers as proxies for the 2014 Annual Meeting of Stockholders. These two executive officers are Peter Burlage and Ronald McCrummen.

The form of proxy and this proxy statement have been approved by the Board and are being provided to stockholders by its authority.

2.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are a considered the “beneficial owner” of those shares.

3.	What shares are included in the proxy card?

If you are a stockholder of record, you will receive one proxy card for all of the shares of common stock that you hold in certificate form or in book-entry form.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own shares of common stock.

4.	What different methods can I use to vote?

By Telephone or Internet.    All stockholders of record can vote by telephone within the United States (“U.S.”), U.S. territories and Canada, through the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate a stockholder’s identity, to allow a stockholder to vote his or her shares and to confirm that their instructions have been recorded properly.

By Written Proxy.    All stockholders of record can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other nominee.

In Person.    All stockholders of record can vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy.

5.	What are my voting choices for each of the proposals to be voted on at the 2014 Annual Meeting of Stockholders and what are the voting standards?

Election of Directors.    The directors will be elected by a plurality of the votes cast by holders of our common stock, which means that the two director nominees who receive the most votes will be elected to our Board. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for that director nominee, although it will be counted for purposes of determining whether there is a quorum. As discussed below, the election of directors is considered a non-routine item and therefore may not be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal.

The Board has adopted a policy that requires any director nominee receiving less than a majority of the votes cast in an uncontested election to tender his or her resignation to the Board. For additional information regarding this director resignation policy, see “Governance — Election Process and Voting Standard.”

Advisory vote on executive compensation program.    The affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote is required to approve the compensation program for our Named Executive Officers. Abstentions will be considered votes cast against the matter and “broker non-votes” will not be considered votes cast.

Ratification of our independent auditor.    The Audit Committee of our Board has appointed Grant Thornton as our independent auditor for the fiscal year ending June 27, 2015. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to ratify the appointment of Grant Thornton as our independent auditor. Abstentions will be considered votes cast against the ratification of the appointment of Grant Thornton.

6.	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	“FOR” the election of the director nominees as set forth in this proxy statement;

•	“FOR” the approval of the compensation of our Named Executive Officers; and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent auditor for Fiscal 2015.

7.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person is dependent on the type of item being considered for vote.

Non-Discretionary Items.    The election of director and the advisory vote to approve executive compensation are non-discretionary items and may not be voted on by banks, brokers or other nominees who have not received specific instructions from beneficial owners.

Discretionary Items.    The ratification of the appointment of Grant Thornton LLP as our independent auditor is a discretionary item. Generally, banks, brokers or other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

8.	What can I do if I change my mind after I vote my shares?

Stockholders can revoke a proxy prior to completion of voting at the meeting by:

•	giving written notice to the Corporate Secretary of the Company;

•	delivering a later-dated proxy; or

•	voting in person at the meeting.

9.	Are votes confidential? Who counts the votes?

We will continue our long-standing practice of holding the votes of all stockholders in confidence from directors, executive officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in the case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of election to certify the results of the vote.

10.	When will the Company announce the voting results?

We will announce the preliminary voting results at the 2014 Annual Meeting of Stockholders. The Company will report the final results in a Current Report on Form 8-K filed with the SEC.

11.	Does the Company have a policy about Directors’ attendance at the Annual Meeting of Shareowners?

The Company does not have a policy about director attendance at the Annual Meeting of Stockholders, but directors are encourage to attend. Five of the Company’s directors at the time attended the 2013 Annual Meeting of Stockholders.

12.	How are proxies solicited and what are the costs?

We bear all expenses incurred in connection with the solicitation of proxies including the cost of preparing, printing and mailing this proxy statement and other proxy materials. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, executive officers and employees also may solicit proxies by mail, telephone and personal contract. They will not receive any additional compensation for these activities.

13.	What information from the proxy statement is incorporated by reference into certain Company SEC filings?

The Company has made previous filings under the Securities Act of 1933, as amended, and the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part. However, the Report of the Compensation Committee and the Report of the Audit Committee will not be incorporated into any such filing.

Annual Meeting Information

14.	How do I attend the 2014 Annual Meeting of Stockholders in person?

All attendees will need to bring a photo identification document issued by a governmental authority to gain admission. Attendance at the meeting is limited to stockholders as of the record date (October 1, 2014) or their authorized named representatives.

15.	How can I vote at the meeting if I am a beneficial owner?

If you are a beneficial owner and want to vote your shares at the Annual Meeting, you will need to ask your bank, broker or other nominee to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you do not have a legal proxy, you can still attend the meeting by following the instructions in the response to Question 14. However, you will not be able to vote your shares at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

16.	Could any additional proposals be raised at the 2014 Annual Meeting of Stockholders?

Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders, which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that the proxies will be voted in accordance with the discretion of the proxy holders. See the response to Question 18 for how to submit a proposal for action at the 2015 Annual Meeting of Stockholders.

Company Documents, Communications and Shareholder Proposals

17.	How can I view or request copies of the Company’s corporate documents and SEC filings?

The Company’s website contains the Company’s Board committee charters, the code of conduct and the Company’s SEC filings. To view these documents, go to www.peerlessmfg.com, click on “Investors” and click on “Corporate Governance.” To view the Company’s SEC Filings and Forms 3, 4 and 5 filed by the Company’s directors and executive officers, go to www.peerlessmfg.com, click on “Investors” and click on “SEC Filings.”

We will promptly deliver free of charge, upon request, a copy of the Board committee charters, code of conduct or Form 10-K to any stockholder requesting a copy. Requests should be directed to the Corporate Secretary as described in the response to Question 19.

18.	How do I submit a proposal for action at the 2015 Annual Meeting of Stockholders?

A proposal for action to be presented by any stockholder at the 2015 Annual Meeting of Stockholders will be acted upon only:

•	If the proposal to be included in the proxy statement, pursuant to Rule 14-8 under the 1934 Act, the proposal is received by the Corporate Secretary on or before June 18, 2015; or

•

If the proposal is not to be included in the proxy statement, pursuant to our bylaws, the proposal is submitted in writing to the Corporate Secretary no earlier than May 19, 2015 and no later than June 18, 2015, and such proposal, is, under Delaware Corporation Law, an appropriate subject for stockholder action.

In addition, the stockholder proponent, or a representative who is qualified under state law, must appear in person at the 2015 Annual Meeting of Stockholders to present such proposal.

Proposals should be sent to the Corporate Secretary by mail to the Corporate Secretary by mail to the Office of the Corporate Secretary, PMFG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

19.	Who do I contact if I have additional questions?

If you have any questions about any of the proposals to be presented at the Annual Meeting or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact the Company by mail c/o Corporate Secretary, PMFG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

Other Matters

As of the date of this proxy statement, the Board is not aware of any matter to be presented for stockholder action at the Annual Meeting other than the matters set forth herein. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

By Order of the Board of Directors,

Ronald L. McCrummen

Corporate Secretary

Dallas, Texas

October 16, 2014

PMFG, INC.

  IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, the Day of the Meeting.

Vote by Internet • Go to www.envisionreports.com/PMFG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	Election of Directors*:		+

	01 - Robert McCashin	02 - Howard Westerman, Jr.

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

*ELECTION OF DIRECTORS WITH TERMS ENDING IN 2017.

		For Against Abstain			For	Against	Abstain

2.	TO APPROVE EXECUTIVE COMPENSATION BY NON-BINDING VOTE.	☐ ☐ ☐	3.	TO RATIFY THE APPOINTMENT OF GRANT THORNTON, LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2015.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+

Meeting Date:	November 20, 2014
at 9:00 a.m., central standard time

Location:	14651 North Dallas Parkway
Suite 504
Dallas, Texas 75254

Directions to the Annual Meeting:

From the North: Head south on North Dallas Parkway and take the Beltline exit, staying on the southbound service road. After crossing Quorum Drive, proceed on the service road for approximately 500 feet. You will then turn right into the entrance for The Princeton building.

From the South: Head north on the North Dallas Parkway and take the Spring Valley — Verde Valley— Quorum exit. Stay in the left lane on the service road until you reach Quorum. Make a U-turn and stay on the southbound service road for approximately 500 feet. You will then turn right into the entrance for The Princeton building.

From the East or the West: Take I-635 to the North Dallas Parkway and then follow the directions described above.

Parking is available free of charge in front of our building.

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be held on November 20, 2014.

The Notice of Annual Meeting of Stockholders and Proxy Statement are available at: http://www.envisionreports.com/PMFG

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PMFG, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 20, 2014

The undersigned stockholder of PMFG, Inc. (the “Company”) does hereby constitute and appoint Peter Burlage, Chairman of the Board of Directors of the Company, and Ronald McCrummen, Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company, as his, her or its proxy, with full power of substitution and re-substitution, to attend the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., central standard time, on Thursday, November 20, 2014, at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, and any adjournment or postponement thereof, with full power to vote and act for the undersigned, in his, her or its name, and to vote all common stock of the Company held by him, her or it, to the same extent and with the same effect as the undersigned, in the manner specified below and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated October 16, 2014, and in their discretion, on any other matters that may properly come before the Annual Meeting. The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report, each of which has been furnished herewith. The undersigned hereby revokes any other proxy previously given by him, her or it.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE, PLEASE BRING A STATEMENT OR LETTER FROM THE BROKER, BANK OR NOMINEE CONFIRMING YOUR OWNERSHIP OF SHARES AS OF THE RECORD DATE.

(Continued and to be marked, dated and signed, on the other side)